Exhibit 99.B(h)(8)(B)(iv)

FORM OF

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING INVESTORS TRUST

OPERATING EXPENSE LIMITS

	Classes
Name of Fund(1)	Adviser	Institutional	Service	Service 2

ING BlackRock Inflation Protected Bond Portfolio Initial Term Expires May 1, 2008	1.23%	0.63%	0.88%	N/A

ING Focus 5 Portfolio Initial Term Expires May 1, 2010	0.99%	0.39%	0.64%	N/A

ING Franklin Income Portfolio Initial Term Expires May 1, 2007	1.44%	0.74%	0.99%	1.24%

ING Franklin Templeton Founding Strategy Portfolio(2) Initial Term Expires May 1, 2008	0.74%	0.14%	0.39%	N/A

Total Expense Limit including expenses of the underlying investment companies	1.50%	0.90%	1.15%	N/A

ING Goldman Sachs Commodity Strategy Portfolio Initial Term Expires May 1, 2009	1.55%	0.95%	1.20%	1.35%

ING Marsico International Opportunities Portfolio Term Expires May 1, 2010	1.30%	0.70%	0.95%	1.10%

ING MFS Utilities Portfolio Initial Term Expires May 1, 2006	1.40%	0.80%	1.05%	1.20%

	Classes
Name of Fund(1)	Adviser	Institutional	Service	Service 2

ING Van Kampen Global Tactical Asset Allocation Portfolio Initial Term Expires May 1, 2010 Initial Term for Adviser Class Expires May 1, 2011	1.53%	N/A	1.18%	N/A

ING Wells Fargo Small Cap Disciplined Portfolio Initial Term Expires May 1, 2010	1.53%	0.93%	1.18%	1.33%

HE

Effective Date: November 30, 2009

(1)          This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(2)          The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.